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                                                                     EXHIBIT 16


                  MUTUAL CONFIDENTIAL NON-DISCLOSURE AGREEMENT


        This Mutual Confidential Non-Disclosure Agreement (hereinafter referred to as the "Agreement") is made this 8th day of October 1996, by and between New Image Industries, Inc. a Delaware corporation, and the other party to this agreement identified in the signature block below (each hereinafter referred to individually as "Party" or collectively as "Parties").

        WHEREAS, the Parties are engaged in discussions in contemplation of a possible business relationship; and

        WHEREAS, the Parties recognize that they may be required to disclose confidential information in such business discussions:

        NOW THEREFORE, in consideration of the above and the mutual covenants contained herein, the Parties hereto, intending to be legally bound, hereby agreed as follows:

        1. For the purpose of this Agreement, "Confidential Information" shall include any information and data of a confidential nature, including but not limited to proprietary, developmental, technical, marketing, sales, operating, performance, costs, know-how, business and process information, computer programming techniques, and all record bearing media continuing or disclosing such information and techniques which is disclosed pursuant to this Agreement.

        2. The Parties agree that disclosure and receipt of Confidential Information with one another is for the purposes set forth herein and for no other purpose and that only those employees of each Party having a need-to-know shall be privy to said Confidential Information and shall abide by the obligations of this Agreement.

        3. All Confidential Information exchanges between the Parties pursuant to this Agreement:

        (a) shall, if in written physical form, be marked "Confidential" or similarly legended by the disclosing Party before being turned over to the receiving Party;

        (b) shall, if disclosed orally, be reduced in writing and sent to the non-disclosing party within (10) working days of said disclosing;

        (c) shall not be copied or distributed disclosed, or disseminated in any way or form by the receiving Party to anyone except its own employees, who have a reasonable need to know Confidential information;

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        (d)     shall be treated by the receiving Party with the same degree of care to avoid disclosure to any third Party as is used with respect to the receiving Party's own information of like importance which is to be kept confidential;

        (e) shall not be used by the receiving Party for its own purposes of any other purpose except the purpose set forth above, except as otherwise expressly stated herein, without the express written permission of the disclosing Party; and

        (f) shall remain the property of and be returned to the disclosing Party (along with all copies thereof) within thirty (30) days of receipt by the receiving Party of a written request from the disclosing Party setting forth the Confidential Information to be returned, or shall be destroyed and confirmed by a certificate attesting the same.

        4. The obligation of Paragraph 3 shall not apply however to any information which:

        (a) is already in the public domain or becomes available to the public through no breach of this Agreement by the receiving Party.

        (b) was, as between disclosing Party and receiving Party lawfully in the receiving Party's possession prior to receipt from the disclosing Party;

        (c) is received independently from a third Party free from any obligation to keep said information confidential;

        (d)     is subsequently independently developed by the receiving party;
or

        (e)     is disclosed pursuant to government regulation or court order.

        5. Unless otherwise mutually agreed in writing, the receiving party's obligations hereunder with respect to each item of Confidential Information shall terminate three (3) years from the date of receipt by the receiving Party or at such earlier time when such Confidential Information enters the public domain pursuant to Section 4(a) above.

        6. Either party shall have the right to refuse to accept any information under this Agreement and nothing herein shall obligate either Party to disclose any particular information to the other party.

        7. The parties hereto shall not be obligated to compensate each other for exchanging any information under this Agreement and agree that no warranties of any kind are given with respect to Confidential Information disclosed under this Agreement as well as any use thereof, except as otherwise expressly provided herein.

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        8.      Neither Party shall have any obligation to enter into any
further agreement with the other except as it, in its sole judgment, may deem advisable. It is understood that no patent, copyright, trademark or other proprietary right or license is granted by this Agreement. The disclosure of Confidential information and material which may accompany the disclosure shall not result in any obligation to grant the receiving Party rights therein.

        9. The Parties hereto acknowledge that this Agreement is executed and delivered in the State of California, and agree that the laws of the State of California shall govern the interpretations and enforcement, and that any legal action arising out of or in conjunction with this Agreement or any breech thereof shall be brought and prosecuted in an appropriate court of competent jurisdiction within the State of California.

        10. This Agreement represents the entire understanding and agreement of the Parties and supersedes all prior communications, agreements and understandings relating to the subject matter hereof. The provisions of this Agreement may not be modified, amended, nor waived, except by a written instrument duly executed by both Parties.

        IN WITNESS HEREOF, the Parties hereto, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representative as of the date first above written.

Accept on Behalf of:                    Accepted on Behalf of:


DENTSPLY INTERNATIONAL, INC.            NEW IMAGE INDUSTRIES, INC.


/s/ M.D. HANSON                         /s/ DEWEY F. EDMUNDS
------------------------------          ------------------------------
Name:  M.D. Hanson                      Name:  Dewey F. Edmunds
Title: V.P. Corporate Planning          Title: President
Date:  October 8, 1996                  Date:  October 8, 1996